EXHIBIT 99.1

                              SAVOY RESOURCES CORP.
                             AUDIT COMMITTEE CHARTER

     Committee Role The committee's role is to act on behalf of the Board of Directors and oversee all material aspects of the reporting, control and audit functions of Savoy Resources Corp. ("Savoy"), except those specifically related to the responsibilities of another standing committee of the Board of Directors. The audit committee's role includes a particular focus on the qualitative aspects of financial reporting to stockholders and on company processes for the management of business/financial risk and for compliance with significant applicable legal, ethical and regulatory requirements.

     In addition, the committee is responsible for: (i) selection and oversight of our independent accountant; (ii) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (iii) establishing procedures for the confidential, anonymous submission by our employees of concerns regarding accounting and auditing matters; (iv) establishing internal financial controls; (v) engaging outside advisors; and (vi) arranging funding for the outside auditor and any outside advisors engaged by the audit committee.

     The role also includes coordination with other committees of the Board of Directors and maintenance of strong, positive working relationships with management, external and internal auditors, counsel and other committee advisors.

                              Committee Membership

     The committee shall consist of those persons designated by the Board of Directors. The committee shall have access to its own counsel and other advisors at the committee's sole discretion.

                         Committee Operating Principles

     The committee shall fulfill its responsibilities within the context of the following overriding principles:

     (i) Communications - The chairperson and others on the committee shall, to the extent appropriate, have contact throughout the year with senior management, other committee chairpersons and other key committee advisors, external and internal auditors, etc., as applicable, to strengthen the committee's knowledge of relevant current and prospective business issues.

   (ii) Committee Education/Orientation - The committee, with management, shall develop and participate in a process for review of important financial and operating topics that present potential significant risk to the company. Additionally, individual committee members are encouraged to participate in relevant and appropriate self-study education to assure understanding of the business and environment in which the company operates.


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     (iii) Annual Plan - The committee, with input from management and other key committee advisors, shall develop an annual plan responsive to the "primary committee responsibilities" detailed herein. The annual plan shall be reviewed and approved by the full Board of Directors.

     (iv) Meeting Agenda - Committee meeting agendas shall be the responsibility of the committee chairperson, with input from committee members. It is expected that the chairperson would also ask for management and key committee advisors, and perhaps others, to participate in this process.

     (v) Committee Expectations and Information Needs - The committee shall communicate committee expectations and the nature, timing and extent of committee information needs to management, internal audit and external parties, including external auditors. Written materials, including key performance indicators and measures related to key business and financial risks, shall be received from management, auditors and others at least one week in advance of meeting dates. Meeting conduct will assume Board members have reviewed written materials in sufficient depth to participate in committee/Board dialogue.

     (vi) External Resources -The committee shall be authorized to access internal and external resources, as the committee requires, to carry out its responsibilities.

     (vii) Committee Meeting Attendees - The committee shall request members of management, counsel, internal audit and external auditors, as applicable, to participate in committee meetings, as necessary, to carry out the committee responsibilities. Periodically, and at least annually, the committee shall meet in private session with only the committee members. It shall be understood that either internal or external auditors, or counsel, may, at any time, request a meeting with the audit committee or committee chairperson with or without management attendance. In any case, the committee shall meet in executive session separately with internal and external auditors, at least annually.

     (viii) Reporting to the Board of Directors - The committee, through the committee chairperson, shall report periodically, as deemed necessary, but at least semi-annually, to the full Board of Directors. In addition, summarized minutes from committee meetings, separately identifying monitoring activities from approvals, shall be available to each Board member at least one week prior to the subsequent meeting of the Board of Directors.

     (ix) Committee Self Assessment - The committee shall review, discuss and assess its own performance as well as the committee role and responsibilities, seeking input from senior management, the full Board of Directors and others. Changes in role and/or responsibilities, if any, shall be recommended to the full Board of Directors for approval.


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                                Meeting Frequency

     The committee shall meet at least three times quarterly. Additional meetings shall be scheduled as considered necessary by the committee or chairperson.

                            Reporting to Stockholders

     The committee shall make available to stockholders a summary report on the scope of its activities. This may be identical to the report that appears in the Savoy's annual report.

          Committee's Relationship with External and Internal Auditors

     (i) The external auditors, in their capacity as independent public accountants, shall be responsible to the Board of Directors and the audit committee as representatives of the stockholders.

     (ii) As the external auditors review financial reports, they will be reporting to the audit committee. They shall report all relevant issues to the committee responsive to agreed-on committee expectations. In executing its oversight role, the Board of Directors or committee should review the work of external auditors.

     (iii) The committee shall annually review the performance (effectiveness, objectivity, and independence) of the external and internal auditors. The committee shall ensure receipt of a formal written statement from the external auditors consistent with standards set by the Independent Standards Board and the Securities and Exchange Commission. Additionally, the committee shall discuss with the auditor relationships or services that may affect auditor objectivity or independence. If the committee is not satisfied with the auditors' assurances of independence, it shall take or recommend to the full Board of Directors appropriate action to ensure the independence of the external auditor.

     (iv) The internal audit function shall be responsible to the Board of Directors through the committee.

     (v) If either the internal or the external auditors identify significant issues relative to the overall Board of Directors' responsibility that have been communicated to management but, in their judgment, have not been adequately addressed, they should communicate these issues to the committee chairperson.

     (vi) Changes in the directors of internal audit or corporate compliance shall be subject to committee approval.

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                       Primary Committee Responsibilities

          Monitor Financial Reporting and Risk Control-Related Matters

     The committee should review and assess:

     (i) Risk Management - Savoy's business risk management process, including the adequacy of the company's overall control environment and controls in selected areas representing significant financial and business risk.

     (ii) Annual Reports and Other Major Regulatory Filings - All major financial reports in advance of filings or distribution.

     (iii) Internal Controls and Regulatory Compliance - Savoy's system of internal controls for detecting accounting and reporting financial errors, fraud and defalcations, legal violations and noncompliance with the corporate code of conduct.

     (iv) Internal Audit Responsibilities - The annual audit plan and the process used to develop the plan and the status of activities, significant findings, recommendations and management's response

     (v) Regulatory Examinations - SEC inquiries and the results of examinations by other regulatory authorities in terms of important findings, recommendations and management's response.

     (vi) External Audit Responsibilities - Auditor independence and the overall scope and focus of the annual/interim audit, including the scope and level of involvement with unaudited quarterly or other interim-period information.

     (vii) Financial Reporting and Controls - Key financial statement issues and risks, their impact or potential effect on reported financial information, the processes used by management to address such matters, related auditor views, the basis for audit conclusions and important conclusions on interim and/or year-end audit work in advance of the public release of financial statements.

         (viii) Auditor Recommendations - Important internal and external auditor recommendations on financial reporting, controls, other matters and management's response., and the views of management and auditors on the overall quality of annual and interim financial reporting.

     The committee should review, assess, and approve:

          (i) The code of ethical conduct;

          (ii) Changes in important accounting principles and the application thereof in both interim and annual financial reports;

          (iii) Significant conflicts of interest and related-party transactions;

          (iv) External auditor performance and changes in external audit firm (subject to ratification by the full Board of Directors);

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          (v) Internal auditor performance and changes in internal audit leadership and/or key financial management;

          (vi) Procedures for whistle blowers;

          (vii) Pre-approval of allowable services to be provided by the auditors; and

          (viii) Retention of complaints.











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